DRESDNER RCM CAPITAL FUNDS, INC.
ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION

Dresdner RCM Capital Funds, Inc., a Maryland corporation, having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

	FIRST:		The Charter of the Corporation is amended by:

			Amending the name of the existing class of capital stock currently designated as "Dresdner RCM International Growth Equity Fund A" to the following:

Dresdner RCM International Growth Equity Fund Class I

	SECOND:	The Corporation is registered as an open-end
investment company under the Investment Company Act of 1940.

	THIRD:		The amendment to the Charter of the Corporation
as set forth above has been approved by at least a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

	IN WITNESS WHEREOF, Dresdner RCM Capital Funds, Inc. has caused these Articles of Amendment to be executed by its President and witnessed by its Assistant Secretary on this 24th day of December, 1998. The President of the Corporation who signed these Articles of Amendment acknowledges them to be the act of the Corporation and states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all materials respects.

WITNESS:					DRESDNER RCM CAPITAL FUNDS, INC.



By:/s/Karen Jacoppo-Wood			By:/s/George A. Rio
Karen Jacoppo-Wood				George A. Rio
Assistant Secretary				President


		N-SAR Sub-Item 77Q1(a)